                                                        Exhibit 99.1

                                            News
                                                 Release

                        Vectren Corporation
                        One Vectren Square
                        Evansville, IN 47708

FOR IMMEDIATE RELEASE
May 18, 2007

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren North seeks adjustment of natural gas base rates, credits customer bills for supply improvements

Evansville, Ind. -- Vectren Energy Delivery of Indiana - North (Vectren North), a subsidiary of Vectren Corporation (NYSE: VVC), announced it has filed a petition today with the Indiana Utility Regulatory Commission (IURC) to adjust its base rates and charges for its gas distribution business in a 49-county region covering central and southeastern Indiana.

If approved, Vectren North expects to increase its base rates by approximately $41 million to cover the ongoing cost of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 565,000 natural gas customers. Components of the increase include return on additional utility infrastructure investment, costs associated with federally-mandated pipeline integrity, inspection and other reliability programs.

Customer impact
If approved, the typical Vectren North residential customer who uses natural gas for space heating would see a bill increase of about 7% percent, or less than $7 per month. This proposal will not impact Vectren’s customers in southwestern Indiana or west-central Ohio. Vectren North’s request is part of a detailed regulatory process which will be reviewed by the IURC and will include public hearings conducted regarding the proposal.

“We continue to make necessary system investments to ensure safety and reliability in our natural gas pipelines. A strong utility infrastructure is critical to Indiana’s continued economic growth. Adjusting our base rates to reflect these additional investments is necessary to sustain and promote the service reliability that is required by our customers,” said Executive Vice President of Utility Operations William S. Doty.

Savings underway
Vectren North customers have just begun enjoying a $37 million reduction to their gas cost spread over two years thanks to the recent restructuring of certain of its natural gas pipeline supply agreements. The typical Vectren North residential customer will receive about a $50 benefit over the next two years from these pipeline contract improvements. The savings are due to the strategic purchases and aggregations that ProLiance Energy LLC has been able to make on behalf of Vectren North’s customers, and as a result of consumers conserving which results in reduced natural gas consumption and a decrease in the pipeline capacity required to meet consumer demand. This price reduction is in addition to the actual cost of the gas that is saved when customers conserve. The average monthly pipeline supply credit of about $2 per customer helps lessen the impact of the proposed base rate adjustment. The cost reduction is included in the gas cost adjustment calculation on the bill.

“Given past usage decline and our expectation that our conservation programs will drive additional demand decreases we have been able to reduce the cost of pipeline supply agreements and share some additional savings from these new gas pipeline supply agreements with our customers,” Doty said. “We will continue working to grow our system and support economic development in our region, but at the same time educate all our customers about the benefits of conservation. Using less natural gas through replacing outdated equipment and taking advantage of our appliance rebates will not only help to reduce bills but may also help dampen additional overall demand pressures on natural gas.”

The rate case petition only addresses Vectren North’s “non-gas” costs, which represent between 25 and 30 cents of every dollar paid by customers for their gas service. These “non-gas” costs, displayed on the bills as distribution and service charges, are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren North’s system to its customers. The remaining 70 to 75 cents of each dollar represents the cost of the gas used by customers. That gas is purchased on the competitive wholesale market by Vectren North on behalf of its customers, and its actions are subject to regulatory scrutiny under the state’s Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Every three months, the IURC reviews Vectren North’s gas purchase costs to ensure that those costs are reasonable. Under Indiana regulation, Vectren North is not allowed to make a profit on the cost of gas.

Vectren North serves all or a portion of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Daviess, Decatur, Delaware, Fayette, Floyd, Fountain, Grant, Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay, Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe, Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana. For the two year period between April 1, 2007, and March 31, 2009, as part of the new supply agreements, a sharing agreement has been entered into by ProLiance and the Indiana Office of Utility Consumer Counselor (OUCC). ProLiance shares savings it is able to achieve relative to interstate transportation costs with Vectren and Citizens Gas customers through this arrangement. A majority of these savings are generated by a reduction in interstate pipeline transportation needs and the anticipated impact of customers’ ongoing conservation efforts. Between its formation in 1996 and March 31, 2009, Indianapolis-based ProLiance will have directly or indirectly provided more than $200 million in savings to Vectren and Citizens Gas customers. ProLiance has sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio, and Texas. ProLiance serves natural gas customers in 18 states in the midwest and southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.

About Vectren Corporation
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2007.